August 22, 2006

The Board of Directors

of EDAP TMS S.A.

Parc d'activité La Poudrette Lamartine

4, rue du Dauphiné

69120 Vaulx-en-Velin, France

Ladies and Gentlemen:

We are acting as special French counsel for EDAP TMS S.A., a French société anonyme (the "Company"), in connection with the preparation and filing of the Registration Statement on Form F-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended, relating to the sale from time to time by the selling shareholders named therein of up to 961,676 of the Company’s certain ordinary shares, nominal value of € 0.13 per share (the “Shares”), in the form of ordinary shares or American depositary shares.

We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of ordinary shares, including resolutions of the board of directors and extraordinary general shareholders' meetings of the Company authorizing and deciding the issuance and sale of ordinary shares, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed, and in particular, we have examined the executed bulletins de souscription, the certificat du dépositaire and a certified copy of the share registry of the Company evidencing the capital increase.

We express no opinion as to any laws other than the laws of France and this opinion is to be construed under French law and is subject to the jurisdiction of the French courts.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.	The Company is a validly existing société anonyme under the laws of France.

2.

The Shares issued by the Company in accordance with the resolutions of the extraordinary general meetings of shareholders and the board of directors referred to above were validly issued and fully paid-up.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading "Legal Matters" in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By      /s/ Fabrice Baumgartner
        Fabrice Baumgartner, a Partner